EXHIBIT 10.61

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

FIRST AMENDMENT TO THE

CONTRACT RESEARCH AGREEMENT

This FIRST AMENDMENT TO THE CONTRACT RESEARCH AGREEMENT (the “Amendment”) is made and entered into by and between AGRIGENETICS, INC., a Delaware corporation having its principal place of business at 9330 Zionsville Road, Indianapolis, Indiana 46268 (“Agrigenetics”) and EXELIXIS PLANT SCIENCES, INC., a Delaware corporation having its principal place of business at 16160 SW Upper Boones Ferry Road, Portland, Oregon 97224 (“EPS”). Agrigenetics and EPS are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. Agrigenetics, Mycogen Corporation, EPS and Exelixis, Inc. (“Exelixis”) are parties to a Contract Research Agreement effective as of September 4, 2007 (the “Agreement”), under which Agrigenetics engaged EPS to conduct certain research pursuant to a Research Plan.

B. Agrigenetics and EPS desire to amend the Agreement in accordance with Section 14.10 of the Agreement to provide for certain EPS employees to conduct, under the Agreement, certain consulting services for Agrigenetics that are outside the scope of the Research Plan.

NOW, THEREFORE, the Parties agree as follows:

1.	AMENDMENT OF THE AGREEMENT

The parties hereby agree to amend the terms of the Agreement as provided below, retroactively effective as of January 1, 2008 (the “Amendment Effective Date”). Where the Agreement is not explicitly amended, the terms of the Agreement will remain in force. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the same meanings as such terms are given in the Agreement.

1.1 The following sentence is added at the end of Section 2.4 of the Agreement:

“Agrigenetics agrees that EPS shall not be considered (i) [ * ], or (ii) [ * ]. Agrigenetics shall use best efforts to ensure that the Special Consulting Services do not conflict with the Parties’ ability to conduct the Research Program efficiently and expeditiously.”

1.2 Section 2.8 is added to the Agreement to read in its entirety as follows:

“2.8 Special Consultants.

(a) EPS hereby permits certain employees of EPS (the “Special Consultants”) to conduct, under this Agreement and in accordance with the terms of this Section 2.8, consulting services for Agrigenetics [ * ] (such consulting services, the “Special Consulting Services”). As used in this Section 2.8, “[ * ]” means the [ * ]. As used in this Section 2.8, “[ * ]” means the [ * ]. The Special Consulting Services shall not relate to, and Agrigenetics shall not request the Special Consultants to provide services related to or provide the Special Consultants with information related to, the [ * ] (as such terms are defined in the APA). If any work related to [ * ] is conducted by the Special Consultants, such work shall not be considered Special Consulting Services and shall be outside the scope of this Agreement.

(b) As of the Amendment Effective Date, the Special Consultants are [ * ]. The Parties may add other employees of EPS as Special Consultants by mutual written agreement; either Party may remove any individual from Special Consultant status by written notice to the other Party at any time for any reason, including the end of such individual’s full-time employment by EPS. EPS shall not have any obligation to provide a replacement Special Consultant after the removal of any individual from Special Consultant status. Agrigenetics shall not request, and the Special Consultants (both individually and collectively) shall not be obligated to provide, any amount or type of Special Consulting Services that (i) could materially affect EPS’s ability to perform the tasks assigned to it pursuant to the Research Plan or otherwise comply with its obligations under this Agreement and (ii) could result in assignment, to another employee or consultant of EPS, of Research Plan-related tasks that were contemplated to be performed by a Special Consultant. Without limiting the generality of the foregoing, [ * ] shall not be obligated to spend more than [ * ] of his work time, on a calendar monthly average basis, performing Special Consulting Services, and each other Special Consultant shall not be obligated to spend more than [ * ] of his work time, on a calendar monthly average basis, performing Special Consulting Services, and Agrigenetics shall not request that any Special Consultant perform Special Consulting Services in excess of the foregoing amounts. Either Party may, by written notice to the other Party, terminate or suspend all provision of Special Consulting Services.

(c) The Special Consultants shall not receive any compensation from EPS or Agrigenetics for the Special Consulting Services beyond the salary that such employee otherwise receives for full-time employment by EPS. Agrigenetics shall pay EPS in advance a special consulting fee of [ * ] per calendar year. Such fee for calendar year 2008 shall be due and payable on or before November 1, 2008, and the fee for each subsequent calendar year shall be due and payable on or before each January 31 during the Term, provided that the Special Consulting Services have not already been terminated pursuant to Section 2.8(b). Agrigenetics shall provide EPS with a purchase order for each such

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

payment at least [ * ] before the due date thereof (or, for calendar year 2008, as far in advance of the due date as practicable), and EPS will submit invoices to Agrigenetics referencing the purchase order number per instructions provided in the purchase order. In addition, Agrigenetics shall reimburse EPS for all expenses incurred by EPS or the Special Consultants for the Special Consultants’ [ * ] travel in the course of conducting the Special Consulting Services, provided that such travel is in accordance with Exelixis’ then-current travel policy. Before a Special Consultant undertakes any such international travel, Agrigenetics shall provide EPS with a purchase order for such travel. From time to time, EPS shall submit to Agrigenetics invoices referencing the applicable purchase order number per instructions provided in the purchase order and setting forth in reasonable detail the international travel expenses actually incurred for such international travel, along with documentation for such expenses. Agrigenetics shall pay each such invoice within [ * ] after receipt thereof.”

1.3 Section 7.5 is added to the Agreement to read in its entirety as follows:

“7.5 Special Consulting Inventions.

(a) Agrigenetics shall own all rights, title and interests in and to all data, results, inventions, improvements, or discoveries, whether patentable or not, that are made by any Special Consultant, either solely or jointly with Agrigenetics or its Affiliate, in the course of conducting the Special Consulting Services, including all intellectual property rights therein (collectively, the “Special Consulting Inventions”). All Special Consulting Inventions shall be Special Confidential Information (as defined in Section 9.10). EPS hereby assigns to Agrigenetics all of EPS’s rights, title and interests in and to the Special Consulting Inventions. EPS shall maintain agreements with the Special Consultants requiring them to assign all of their rights, title and interests in and to Special Consulting Inventions to EPS, and ownership of such Special Consulting Inventions will transfer to Agrigenetics pursuant to the third sentence of this Section 7.5(a).

(b) At Agrigenetics’ reasonable request and expense, EPS will execute and deliver such documents and instruments and take such other actions reasonably necessary to ensure that all right, title and interest is properly passed to Agrigenetics in any Special Consulting Inventions.”

1.4 The first sentence of Section 9.1 of the Agreement is amended to read in its entirety as follows:

“Except as set forth in Section 9.10, all information disclosed by one Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) pursuant to this Agreement shall be “Confidential

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Information” of the Disclosing Party for all purposes hereunder, except that all Research Inventions shall be Confidential Information of Agrigenetics, regardless of the identity of the party disclosing such information, and Agrigenetics shall be deemed the ‘Disclosing Party’ to all such information.”

1.5 Section 9.10 is added to the Agreement to read in its entirety as follows:

“9.10 Special Confidential Information.

(a) Definition. In the course of the Special Consulting Services, Agrigenetics or its Affiliates may disclose to one or more Special Consultants confidential information of Agrigenetics or its Affiliates, or confidential information of a Third Party provided to Agrigenetics or its Affiliates under obligation of confidentiality, and Third Parties to whom Agrigenetics has written confidentiality obligations may disclose to one or more Special Consultants confidential information of such Third Parties, in each case solely for use in the Special Consulting Services (the “Special Confidential Information”). In disclosing any Special Confidential Information to a Special Consultant, Agrigenetics shall use best efforts not to create any conflicting confidentiality obligations for EPS or its Affiliates under this Agreement. If disclosed in writing, the Special Confidential Information shall be clearly marked as “Special Confidential Information; not for distribution within EPS or its Affiliates” or equivalent, and if disclosed orally, such information shall be identified as Special Confidential Information at the time of disclosure. Any information disclosed to a Special Consultant that is not so identified shall be deemed Confidential Information of Agrigenetics and not subject to this Section 9.10. In addition, if Agrigenetics or its Affiliates discloses any Special Confidential Information to any employee of EPS or its Affiliates who is not a Special Consultant, then such Special Confidential Information shall cease to be Special Confidential Information and shall instead be Confidential Information of Agrigenetics and no longer subject to this Section 9.10.

(b) Nondisclosure and Nonuse. EPS shall use reasonable efforts to ensure that the Special Consultants (i) maintain the Special Confidential Information in confidence and do not disclose the Special Confidential Information to any Third Party or to any employee or agent of EPS or its Affiliates who is not a Special Consultant, and (ii) do not use the Special Confidential Information for any purpose other than conducting the Special Consulting Services, which efforts shall include informing the Special Consultants of the foregoing nondisclosure and nonuse obligations.

(c) Exceptions. The conditions and obligations in Section 9.10(b) above shall not apply with respect to any portion of the Special Confidential Information that:

(i) is or was publicly disclosed by Agrigenetics or its Affiliates, either before or after it is disclosed to a Special Consultant hereunder;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii) was known to a Special Consultant, without obligation to keep it confidential, prior to disclosure by Agrigenetics or its Affiliates, as shown by competent written evidence;

(iii) is or was subsequently disclosed to a Special Consultant by EPS or its Affiliates, or by a Third Party without obligation to keep it confidential;

(iv) is or was published by a Third Party or otherwise becomes publicly available or enters the public domain through no fault of a Special Consultant, either before or after it is disclosed to a Special Consultant; or

(v) has been or is independently developed by a Special Consultant or EPS or its Affiliates without the aid, application or use of the Special Confidential Information, as shown by competent written evidence.

(d) Authorized Disclosure. The Parties acknowledge that a Special Consultant may disclose the Special Confidential Information to the extent such disclosure is requested or required by operation of law or court order, provided that the Special Consultant required to disclose Special Confidential Information gives Agrigenetics or its Affiliates as much prior notice as is reasonably practicable and legally permissible and discloses only such information as it is obligated to disclose.”

1.6 Section 10.5(a) of the Agreement is amended to read in its entirety as follows:

“(a) The following provisions of this Agreement shall survive any expiration or termination of this Agreement, regardless of cause: Articles 1, 9 (except for Sections 9.9(a) and (b)), 12 and 14 and Sections 6.3(d), 6.5 (with respect to Additional Purchased Asset 3 if this Agreement is terminated pursuant to 10.4(a)), 6.6, 6.7, 6.8, 6.9, 7.1, 7.4, 7.5, 8.4(c), 8.6, 8.7, 10.4(a), 10.4(c) and 10.5.”

2.	MISCELLANEOUS

2.1 Full Force and Effect. This Amendment amends the terms of the Agreement and is deemed incorporated into the Agreement. The provisions of the Agreement, as amended by this Amendment, remain in full force and effect.

2.2 Entire Agreement. The Transactional Agreements, including the Agreement as amended by this Amendment, set forth the entire understanding of the parties hereto relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties hereto relating to the subject matter thereof.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.3 Counterparts. This Amendment may be executed in two (2) counterparts, each of which shall constitute an original and both of which, when taken together, shall constitute one agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by electronic transmission, including by email, or facsimile shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

IN WITNESS WHEREOF, Agrigenetics and EPS have executed this Amendment by their respective duly authorized representatives as of the Amendment Effective Date.

AGRIGENETICS, INC.		EXELIXIS PLANT SCIENCES, INC.

By:	/s/ William A. Kleschick, Ph.D.	By:	/s/ George Scangos
	William A. Kleschick, Ph.D.	Name:	George Scangos
	Global Leader, Discovery Research	Title:	President and Chief Executive Officer

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.